EXHIBIT 99.1

Gordmans Stores, Inc. Appoints James B. Brown as Chief Financial Officer

OMAHA, NE — (Marketwired) — 09/16/15 — Gordmans Stores, Inc. (NASDAQ: GMAN), an Omaha-based apparel and home décor retailer today announced that James B. Brown has been appointed Executive Vice President and Chief Financial Officer effective September 16, 2015.

Andy Hall, Chief Executive Officer, stated, “James is a highly accomplished executive with a well-rounded understanding of retail finance and operations. In addition to his retail industry background, James brings other important skill sets from his experience working at a public accounting firm, serving in the military and helping run a start-up company. I am excited about James joining our team and he will be instrumental in helping Gordmans achieve its long-term growth objectives.”

Brown, 47, joins Gordmans from Hancock Fabrics, Inc. where he was Chief Financial Officer and Executive Vice President since 2013. Prior to Hancock Fabrics, Mr. Brown spent seven years at Fred’s Inc., a $2 billion discount retail and pharmacy chain, in a variety of finance positions of increasing responsibility including Senior Vice President, Finance.

Brown is a certified public accountant and holds Bachelor of Arts Degrees in Accounting and Economics from the University of Puget Sound.

ABOUT GORDMANS, INC.

Gordmans (NASDAQ: GMAN) is an everyday value-price department store featuring a large selection of name brands and the latest fashions and styles at up to 60 percent off department store prices. The wide range of merchandise includes apparel and footwear for men, women and children, as well as accessories, home décor, gifts, designer fragrances, fashion jewelry, bedding and bath, accent furniture and toys. Founded in 1915, Gordmans currently operates 101 stores in 60 markets and 22 states. To shop online, visit gordmans.com. Connect with Gordmans on Facebook, Twitter, Pinterest and Instagram.

Media Contact:

Joan Lukas

402-895-2552 ext. 322

Investor Contact:

ICR, Inc.

Brendon Frey

(203) 682-8200

Source: Gordmans Stores, Inc.